Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into by and between Phoenix Energy One, LLC (together with its affiliates and subsidiaries, the “Company”), and Lindsey Wilson (“Employee”), effective as of January 1, 2026 (the “Effective Date”) and replaces the “Employee Agreement – 2025 Calendar Year” signed May 8, 2025 and effective January 1, 2025 between Employee and Phoenix Equity Holdings, LLC (“PEH”), as well as any other prior “Employee Agreement” between Employee and the Company (including PEH).

1.	POSITION AND DUTIES

(a)

Position: Employee continues to be employed in the capacity of Chief Business Officer of the Company. Employee agrees to serve the Company and to perform faithfully and to the best of her abilities the duties and responsibilities commensurate with such position.

(b)

Duties: Employee shall perform all duties as are customary for the position of Chief Business Officer and any additional duties now or hereafter assigned to Employee by the Company. Employee is expected to adhere to all policies of the Company and to act in the best interests of the Company at all times.

2.

AT WILL EMPLOYMENT Employee’s employment is not for any specified period of time and can be terminated by Employee or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. Employee’s job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company.

3.	COMPENSATION AND BENEFITS

(a)

Compensation: Employee shall receive an annual base salary in the amount of $575,000 effective as of the Effective Date. Payments of base salary will be made twice a month in accordance with the Company’s standard payroll practices and will be treated as guaranteed payments for so long as Employee is a member of PEH. The Employee’s annual base salary may be changed by the Company from time to time upon notice to Employee.

(b)

Benefits: Employee shall be eligible to participate in all employee benefit plans and programs, including but not limited to health insurance, dental insurance, and retirement plans, to the extent available and in accordance with the terms and eligibility requirements of each benefit program.

4.

MISCELLANEOUS This Agreement, together with the Second Amended and Restated Limited Liability Company Agreement of Phoenix Equity Holdings, LLC dated December 4, 2024, as amended from time to time, the Company’s Employee Handbook, the Employee Confidentiality Agreement signed by Employee, and the Arbitration Agreement signed by Employee, and that certain Award Agreement between Employee and the Company dated December 4, 2024, together with all other policies adopted by the Company prior to the date hereof, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties. This Agreement will be governed by the laws of the State of Texas.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.

Lindsey Wilson

Signature:	/s/ Lindsey Wilson
Date: January 21, 2026

For Phoenix Energy One, LLC

Signature:	/s/ Curtis Allen
By: Curtis Allen
Title: Chief Financial Officer
Date: January 21, 2026